ENTERPRISE BANKING

KEY EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT IS made as of , 2002, between ENTERPRISE FINANCIAL SERVICES CORP, a Delaware Company, its Subsidiaries, affiliates, successors and assigns (the "Company"), and (the "Executive")

A    The Company is engaged in providing of financial products and services Including banking, trust services, financial consulting, merchant banking activities and related products and services to persons and corporations (the "Business")

B    The Company wishes to employ or continue to employee the Executive in connection with the conduct of the Business, and the Executive is willing to accept such employment or continued employment, on the terms and conditions set out in this Agreement

C    In such position, the Executive will have substantial customer contacts, will perform special and unique duties and services for the Company, and will acquire confidential information concerning the customers, business operations, and trade secrets of the Company (as further defined in this Agreement) The success of the Business requires maintaining strict secrecy with respect to the Confidential Information of the Company

D    The parties to this Agreement agree that substantial and irreparable loss and damage will be suffered by the Company in the event of a breach of this Agreement by the Executive

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual representations and covenants contained herein and other good and valuable consideration received by the Executive, the parties agree as follows

1    Compensation In full consideration for the Executive's services and subject to the due performance thereof, the Executive shall be entitled to compensation as agreed to by the parties, which may be changed from time to time by written agreement of the parties, provided that, in such event, all of the other terms and conditions of this Agreement shall remain in full force and effect

2    Benefits The Executive will be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Company that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans

3    Duties The Executive is engaged to perform such executive and managerial duties as may be delegated to Executive from time to time by or under the authority of the Company's Board of Directors, President or other appropriate officers The Executive shall devote all of Executive's business time and attention to the performance of such duties which are in the area of the Business as defined above, subject to the direction and control of the Company The Executive shall comply with all oral and written rules, regulations and policies of the Company

4    Termination of Employment

a    Death, Disability and For Cause Terminations

I    Death The Agreement shall terminate immediately upon the Executive's death, provided that in such event the Company shall cause Executive's salary to be paid to the Executive's estate for the period through the earlier of (1) the end of the current payroll period or (2) the end of the calendar month in which the Executive's death occurs

II    Disability Company may, upon thirty (30) days' prior written notice, terminate this Agreement in the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of the Executive hereunder In the event of disagreement concerning the existence of any such disability, the matter shall be resolved by a disinterested licensed medical doctor chosen by written agreement of the Company and the Executive If the Company and the Executive cannot agree on a selection of a medical doctor, each of them will select a medical doctor, and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability The existence of such a disability shall be conclusively presumed in the event either (a) the Executive is entitled to payment of benefits under any disability insurance policy or program carried by the Company or (b) the Executive is unable to perform his or her duties for a total of 60 or more calendar days (whether or not consecutive) during any period of one hundred eighty (180) consecutive calendar days, whether as a result of one or more illnesses or ailments In the event of any such termination, the Company shall cause the Executive's salary to be paid to the Executive for the period through the date of termination

III    For Cause The Company may terminate the Executive's employment for Cause For this purpose, cause shall include, without limitation, (I) Executive's insubordination, meaning the willful failure to conform to or conduct himself or herself in accordance with the policies and standards of Company (unless deviation from said written policy is considered a known normal business practice) or the refusal to perform the duties assigned pursuant to Section 3, (II) the dishonesty of Executive, (III) Executive's commission of a felony, fraud, embezzlement or any other act of moral turpitude, (IV) any willful violation by Executive of laws or regulations applicable to Company's business, (v) gross negligence or willful misconduct in the performance of Executive's duties under this Agreement which could adversely affect the business or reputation of Company If the Executive's employment is terminated for Cause, the Company shall pay the Executive his full accrued Base Salary through the effective date of the termination of his employment (which shall be no earlier than the date of Executive's receipt of notice thereof) at the rate in effect at the time of such termination

IV    If the Executive's employment is terminated for the reason provided above in 4(a)I-III, Executive shall be entitled to receive any salary or other compensation to which the Executive is entitled which accrues through the date of termination Unless otherwise specifically agreed to by the Company in this Agreement, any bonus or other compensation or benefits applicable to the Executive shall be deemed to have accrued only in the event that the entire period to which the bonus applies has elapsed prior to the date of termination

b    All Other Employment Terminations

I    Change of Control If following a Change of Control, Executive's employment terminates and Executive is not offered a new position comparable to his position, at the same or greater base salary and located within sixty (60) minute normal commuting distance from the Executive's office immediately prior to Charge of Control, the Company shall pay Executive as provided below in 4(b)IV

II    Resignation or Retirement If Executive voluntarily resigns his employment or retires and Executive agrees to any extension or postponement of his resignation or retirement if requested by the Company at his normal rate of compensation for a period not to exceed three (3) months, he shall be entitled to the payment as provided below in 4(b)IV

III    Involuntary Termination Without Cause If the Company terminates Executive's employment other than as provided for in Section 4a(l) through 4a(llI) of this Agreement, Executive shall be entitled to the payment provision below in 4(b )IV

IV    If Executive's employment is terminated as provided for in 4(b)I-III above, he shall be entitled to 24 months severance pay, to be paid in accordance with the Company's standard payroll procedures over a 24 month period Executive will be paid severance pay at his/her base salary effective as of the end of the most recent quarter prior to termination plus an amount each year equal to the average of his/her bonus compensation for the two years preceding termination

c    Immediately upon the effective date of any termination, except as otherwise provided in this Section 4b and as provided below in this Agreement, all obligations of the Company, including the obligation of the Company to pay any compensation or other benefits to the Executive accruing after the date of such termination, shall cease

5    Company Documents Any and all documents in any way related to the Company and/or its customers or prospective customers shall be and remain the sole and exclusive property of the Company and are subject to immediate recall at any time by the Company Document is used in the broadest sense and includes but is not limited to meaning, any writing or recording, graphic or other matter, whether produced, reproduced or stored on paper, cards, tapes, discs, belts, charts, film, computer storage devices, or any other medium including, but not limited to, matter in the form of books, manuals, pamphlets, resolutions, plans, proposals, minutes of meetings, conferences and telephone or other communications, reports, studies, statements, notebooks, applications, original agreements, appointment calendars, working papers, charts, graphs, diagrams, contracts, memoranda, notes, records, correspondence, original diaries, bookkeeping entries, regulations, or any published material and also includes, but is not limited to, originals (unless otherwise stated), copies (with or without notes or changes thereon), and drafts Upon recall of the documents or upon termination of the Executive's employment (whether such termination is initiated by the Executive or the Company and regardless of the reason for such termination, whether or not such reason constitutes good cause), the Executive shall deliver such documents to the Company within seventy-two (72) hours The Executive shall also provide the Company within seventy-two (72) hours with a written guarantee that states that all of the Company's documents have been returned to the Company pursuant to this Section

6    Non-disclosure of Information Executive will not, except as authorized by Company in writing or as required by any law, rule or regulation after providing prior written notice to Company within sufficient time for Company to object to production or disclosure or quash subpoenas related to same, during or at any time after the termination of Executive's employment with Company, directly or indirectly, use for Executive's benefit or for the benefit of others, or disclose, communicate divulge, furnish to, or convey to any other person, firm, or Company, any secret or confidential information, knowledge or data of Company or that of third parties obtained by Executive during the period of Executive's employment with Company, and such information, knowledge or data includes without limitation, the following

•
Secret or confidential matters of a technical nature such as, but not limited to, methods, know-how, formulations, compositions, processes, computer programs, and similar items or research projects involving such items,

•
Secret or confidential matters of a business nature such as, but not limited to, marketing policies or strategies, information about costs, price lists, purchasing and purchasing policies, profits, marketing, sales or lists of customers, customer history information, and

•	Secret or confidential matters pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising

7    Subsequent Employment Executive must personally notify Company in writing regarding the details of any new employment within seventy-two (72) hours of accepting an offer of employment Company may notify any person, firm, or company employing Executive or potentially employing Executive as to the existence and provisions of this Agreement

8    Non-Competition

a    Executive recognizes that during the course of Executive's employment with Company, Executive has been and will be instructed by Company about and become acquainted with and shall gain knowledge of confidential information of Company, including but not limited to confidential information about customer and prospective lists and proposals, methods of sales, the existence and contents and terms of this Agreement, methods of sales procurement, sales procurement techniques, sales procedures and equipment/supply information, supply acquisition procedures and processes and sources, customer acquisition and evaluation procedures, customer maintenance procedures and corresponding information relating to persons, firms and corporations which are or may become customers of Company by virtue of Executive=s employment by the Company, Executive will have access to the Customer Lists and will be directly involved in developing such lists and maintaining customer relationships and, further companies from which Company obtains various products for sale, resale and distribution to customers of Company specific and unique knowledge of the persons, firms, Company, and other entities that purchase or use products sold by the Company or have purchased products sold by the Company Further, Executive agrees and acknowledges that the development and assemblage and maintenance of the customer lists, information, documents, and business of Company has taken extraordinary time, money, resources, training, and effort by Company and its employees and accordingly, Executive agrees that Executive will not during Executive's period of employment with Company and for a period of two (2) years following cessation of Executive's employment at Company for any cause or reason ("restricted period"), directly or indirectly, engage in any business in competition with Company with respect to the sale of, maintenance of, billing and processing of, services and products in the markets and supplies and sale for and/or to present customers, former customers (defined as any person or Company who was a customer during the two (2) years prior to the cessation of Executive's employment) and prospects of Company Executive agrees that during Executive's period of employment with Company and for the two (2) year restricted period following cessation of Executive's employment with Company, Executive shall not induce or attempt to induce any present, former, or prospective customer (defined as any company or person that has been or is in the loan approval process or to whom the company has made a presentation for deposit within the last two (2) years) of Company to become a customer of Executive at any person, firm, or Company, or business association with which Executive is or becomes affiliated in any capacity with respect to the business which Company is engaged in currently and/or during the period of employment

b    The Executive shall not at any time during the term of his or her employment by the Company and for a period of two (2) years following the termination thereof (whether such termination is initiated by the Executive or the Company and regardless of the reason for such termination, whether or not such reason constitutes good cause), directly or indirectly, induce or attempt to induce any employee of the Company or of any of its subsidiaries or affiliates to cease employment with the Company or its subsidiaries or affiliates, as the case may be, or to seek employment elsewhere

c    The Company and the Executive acknowledge their understanding that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of the covenants contained in this Section and hereby acknowledge their understanding and intention both that the provisions of this Section shall be enforced to the fullest extent permissible and the unenforceability of or modification necessary to conform with such laws and public policies shall not render unenforceable any other provision hereof Accordingly, to the extent that any covenant in this Section shall be adjudicated to be invalid or unenforceable, such covenant (or portion thereof) shall automatically be amended to such extent as may grant the Company the maximum protection and restriction on Executive's activities permitted by applicable law The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted

d    The two (2) year time periods described in this Section shall begin on the date of termination of the Executive's employment with the Company

9    Non-Disparagement The Executive further agrees that, during the term of employment by the Company and thereafter (whether such termination is initiated by the Executive or the Company and regardless of the reason for such termination, whether or not such reason constitutes good cause), Executive will not, directly or indirectly, in any individual or representative capacity whatsoever, make any statement, oral or written, or perform any other act or omission which is or is likely to be materially detrimental to the goodwill of the Company or any of its subsidiaries or affiliates However, Executive may provide truthful responses to inquiries regarding objectively verifiable Information

10    Remedies The Executive recognizes that the Company has a valid, protectable right and business interest in preserving the information and relationships described in this Agreement and that each covenant and agreement of the Executive contained in such Sections is a material and essential precondition to the Company's agreement to employ the Executive under the terms set forth in this Agreement The parties further agree that the services to be rendered by the Executive are of a special, unique, and extraordinary character and the Executive hereby acknowledges that (I) the covenants and agreements contained herein are reasonable and necessary in order to protect the legitimate business interests of the Company, (II) the enforcement of such covenants would not unreasonably impair the Executive's ability to earn a livelihood, and (III) any breach or violation thereof would result in irreparable injury and harm to the Company and its affiliates and subsidiaries, for which the Company would be without adequate legal remedy as long as the company escrows the disputed termination pay as it becomes due with Southwest Bank or other mutually agreeable escrow agent

The Executive, therefore, acknowledges and agrees that, in the event of any violation or breach of this Agreement, whether threatened or actual, the Company shall be authorized and entitled to obtain, any and all injunctive relief and/or restraining orders available to It so as to prohibit, bar, and restrain any and all such breaches by the Executive Any such equitable remedies or relief available to the Company shall be cumulative and in addition to whatever other remedies the Company may have, including without limitation recovery of damages and attorneys' fees The Executive waives any requirement that the Company post bond of any sort in connection with any action taken by the Company hereunder

11    Prior Employment The Executive expressly confirms that the duties to be performed in connection with employment by the Company will not violate contractual or other restrictions applicable to the Executive, including any restrictions contained in any employment agreement between the Executive and any prior employer The Executive will fully indemnify and hold the Company harmless from and against any and all liability, cost or expense (including attorney's fees) which the Company may suffer as a result of a breach by the Executive of this Section or of any agreement with any prior employer

12    Definitions

a    "Subsidiary" shall mean any Company owned or controlled by the Company, directly or indirectly, through stock ownership, and shall include (but not be limited to) each Company a majority of the voting stock of which is owned by the Company or any such other majority-owned subsidiary (or a chain thereof) of the Company

b    "Affiliate" shall mean any Company or other entity controlling, controlled by or under common control with the Company, directly or indirectly, through stock ownership or otherwise

c    Successors and assigns shall mean any person, Company or other entity which succeeds to purchase, acquire or accept assignments of all or substantially all of the assets or outstanding stock of the Company, whether by agreement or operation of law

d    A "Change of Control" shall mean an event or act or combination thereof the direct or indirect result of which is that (a) the individuals who constitute the Board of Directors on the date hereof (the Incumbent Board) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause considered as though such a person were a member of the Incumbent Board, or (b) the incumbent stockholders of the Company approve or ratify a reorganization, merger or consolidation and, immediately thereafter, the incumbent stockholders do not own, directly or indirectly, more than 50% of the combined voting power entitled to consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company For purposes of this Agreement, the term "Person" shall mean and include any individual, Company, partnership, group association or other "person," other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof

13    Non-Waiver of Rights The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement

14    Invalidity of Provisions The invalidity or unenforceability of any particular provisions of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted

15    Assignments

a    This Agreement and the Company's rights and obligations hereunder shall be freely assignable by the Company to, and shall inure to the benefit of, and be binding upon any other corporate entity which shall succeed to all or part the Business conducted by the Company

b    As this Agreement is a contract for personal services, neither this Agreement nor any of the Executive's rights and obligations hereunder shall be assignable by the Executive

16    Governing Law This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri

17    Jurisdiction The Company and the Executive hereby agree to submit any suit, action, or proceeding arising out of or relating to this Agreement to the jurisdiction of the Circuit Court St Louis County, Missouri or the United States District Court for the Eastern District of Missouri The Company and the Executive further agree that all claims with respect to such suit, action or proceeding may be heard and determined in any of such courts The Company and the Executive waive, to the fullest extent permitted by law, any objection regarding the venue of such suit, action or proceeding in any court aforementioned, including proceedings for enforcement of any court order and the Company and the Executive further waive any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum The Company and the Executive hereby expressly waive all rights of any other Jurisdiction which either of them may now or hereafter have by reason of their present or subsequent domiciles

18    Notices Any notice given by either party hereunder shall be in writing and shall be personally delivered, telexed, or wired, or mailed (certified or registered mail postage prepaid), as follows

To the Company    Enterprise Financial Services Corp
150 North Meramec
Clayton, MO 63105-3753

To the Executive    At his or her address set forth on the payroll records of the Company or to such other address as may have been furnished to the other party by written notice

19    Counterparts This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement

20    Attorney Fees In the event of violations or alleged violations of this Agreement, the prevailing party to any resulting action or claim shall be entitled to all expenses and costs incurred in protecting or enforcing its rights hereunder, including but not limited to reasonable attorney's fees and expenses

21    Entire Agreement This agreement contains the entire agreement of the parties in this matter No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by both parties

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the day and year above written

FIRST AMENDMENT TO THE ENTERPRISE BANKING
KEY EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Enterprise Financial Services Corp ("Company"), a Delaware corporation, and Richard C. Leuck ("Executive") entered into a certain Enterprise Banking Key Executive Employment Agreement ("Original Agreement"); and

WHEREAS, Company and Executive want to amend the Original Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and to make other changes; and

NOW, THEREFORE, the Original Agreement is amended effective as of December 31, 2008 as follows:

1.    Change Section 4(b)iv to read in its entirety as follows:

(iv) If Executive's employment is terminated as provided for in 4(b)i-iii above and such termination constitutes a Separation from Service, he shall be entitled to 24 months severance pay, to be paid in substantially equal installments in accordance with the Company's standard payroll procedures over a 24 month period. Executive will be paid severance pay at his/her base salary effective as of the end of the most recent quarter prior to termination plus an amount each year equal to the average of his/her bonus compensation for the two years preceding termination.

2.    There shall be added a new Section 22 which reads in its entirety as follows:

22.    409A The following provisions shall apply notwithstanding any other provisions herein to the contrary:

a.    Separation From Service. Any amount that (i) is payable upon termination of Executive's employment with the Company under any provision of this Agreement, and (ii) is subject to the requirements of Code Section 409A, shall not be paid unless and until the Executive has Separated from Service. As used in this Agreement, the terms "Separated from Service" and "Separation from Service" shall have the meaning specified in Treasury Regulation Section 1.409A-1(h).

b.    Required Delay. If Executive is a "specified employee" (within the meaning of Section 409A(a)(2)(B)(i) of the Code) of Company at the time of his termination of employment and if payment of severance compensation to the Executive is on account of an "involuntary separation from service" (as defined in Treasury Regulation Section 1.409A-1(n)), Executive shall be paid such severance compensation during the six (6) month period immediately following the date of his Separation from Service as otherwise provided under Section 4(b)iv for such six-month period except that the total amount of such payments shall not exceed the lesser of the amount specified under (i) Treasury Regulation Section 1.409A-1(9)(iii)(A)(1) or (ii) Treasury Regulation Section 1.409A-1(9)(iii)(A)(2). To the extent such amounts otherwise payable during such six-month period exceed the amounts payable under the immediately preceding sentence, such excess amounts shall not be paid during such six-month period, but instead shall be paid in a single sum on the first regular payroll date of Company immediately following the six (6) month anniversary of the date of Executive's Separation from Service. If Executive is a specified employee and Executive's Separation from Service is not an involuntary separation from service as defined in Treasury Regulation Section 1.409A-l(n), then any severance compensation and any other amount due to Executive under this Agreement that is subject to Code Section 409A and that would otherwise have been paid during the six (6) month period immediately following the date of Executive's Separation from Service shall be paid in a single sum on the first payroll date of Company immediately following the six month anniversary of Executive's Separation from Service. Amounts, the payment of which are deferred under this Section, shall be increased by interest at the prime rate as of the date of Executive's Separation from Service as published in the Wall

Street Journal from the date such amounts would have been paid but for this provision and such accumulated interest shall also be paid to the Executive on the first payroll date of Company immediately following the six month anniversary of Executive's Separation from Service.

Notwithstanding the provisions of this Section 22, the Company has no responsibility or obligation to Executive with respect to any tax that may be incurred by Executive pursuant to Code Section 409A.

3.
Except as expressly amended pursuant to this Amendment, the Original Agreement shall continue in full force and effect without modification. Employee hereby waives any claim that this Amendment constitutes a Termination Other Than for Cause, as such term is defined in the Original Agreement.

4.	Capitalized terms not defined herein shall have the meaning given them in the Original Agreement unless the context clearly and unambiguously requires otherwise.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of this 31st day of December, 2008.